As filed with the Securities and Exchange Commission on May 11, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PACKAGING CORPORATION OF AMERICA

(Exact name of registrant as specified in its charter)

Delaware	36-4277050
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 North Field Court, Lake Forest, Illinois	60045
(Address of Principal Executive Offices)	(Zip Code)

Packaging Corporation of America Retirement Savings Plan for Salaried Employees

Packaging Corporation of America Thrift Plan for Hourly Employees

(Full title of the plan)

Kent A. Pflederer

Senior Vice President, General Counsel and Secretary

Packaging Corporation of America

1 North Field Court

Lake Forest, Illinois 60045

(847) 482-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James S. Rowe

Elisabeth M. Martin

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	979,802 shares (4)	$94.745	$ 92,831,340.49	$12,049.51
Common Stock, $0.01 par value per share	503,912 shares (5)	$94.745	$ 47,743,142.44	$ 6,197.06
Total	1,483,714 shares	$94.745	$140,574,482.93	$18,246.57

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of Common Stock which may be issuable under the plans to reflect stock splits, stock dividends, mergers and other capital changes. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests in the Packaging Corporation of America Retirement Savings Plan for Salaried Employees and the Packaging Corporation of America Thrift Plan for Hourly Employees to be offered or sold pursuant to the terms described therein.

(2)

Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for purposes of calculating the amount of the registration fee based upon the average of the high and low prices reported for the shares on the New York Stock Exchange on May 7, 2020.

(3)

Pursuant to Rule 457(p) under the Securities Act, a portion of the registration fee is offset by registration fees of $1,372 previously paid by the registrant with respect to 283,714 unissued shares of Common Stock registered under a Registration Statement on Form S-8 (File No. 333-206801) filed by Packaging Corporation of America on September 8, 2015 (the “Prior Registration Statement”). A post-effective amendment to the Prior Registration Statement to deregister such 283,714 unissued shares is being filed filed contemporaneously with the filing of this Registration Statement.

(4)	Represents shares of Common Stock to be acquired under the Packaging Corporation of America Retirement Savings Plan for Salaried Employees.
(5)	Represents shares of Common Stock to be acquired under the Packaging Corporation of America Thrift Plan for Hourly Employees.

EXPLANATORY NOTE

We are filing this Registration Statement to register (i) an additional 979,802 shares of our common stock, par value $0.01 per share (the “Common Stock”), that may be acquired by Company employees under the Packaging Corporation of America Retirement Savings Plan for Salaried Employees (the “Savings Plan”) and the associated plan interests and (ii) an additional 503,912 shares of our Common Stock that may be acquired by Company employees under the Packaging Corporation of America Thrift Plan for Hourly Employees (the “Thrift Plan” and together with the Savings Plan, the “Plans”) and the associated plan interests. The full text of the Thrift Plan and the Savings Plan is available on the Securities and Exchange Commission’s (the “Commission”) website as an exhibit to our Registration Statement on Form S-8 (Reg. No. 333-33176), filed with the Commission on March 23, 2000 (the “Original Registration Statement”).

Effective January 1, 2017, the Boise Paper Holdings, L.L.C. Savings Plan (the “Boise Savings Plan”) was merged with and into the Savings Plan, and effective January 1, 2020, the Boise Paper Holdings, L.L.C. Retirement Savings Plan (the “Boise Retirement Savings Plan”) was merged with and into the Thrift Plan. The shares of Common Stock being registered for offer and sale pursuant to the Savings Plan include 179,802 shares of Common Stock previously registered for issuance under Form S-8 Registration Statement (File No. 333-206801), as filed with the Commission on September 8, 2015 (the “Prior Registration Statement”), for offer and sale pursuant to the Boise Savings Plan, which remained unissued and available immediately prior to the merger, and 800,000 shares that had not previously been registered. The shares of Common Stock being registered for offer and sale pursuant to the Thrift Plan include 103,912 shares of Common Stock previously registered for issuance under the Prior Registration Statement, for offer and sale pursuant to the Boise Retirement Savings Plan, which remained unissued and available immediately prior to the merger, and 400,000 shares that had not previously been registered.

We previously filed the Original Registration Statement on March 23, 2000 covering, among other things, 5,800,000 shares of our Common Stock under the Savings Plan and the Thrift Plan. On May 29, 2009, we filed an additional Registration Statement on Form S-8 (Reg. No. 333-159576) to register, among other things, (i) an additional 600,000 shares of our Common Stock that may be acquired by Company employees under the Thrift Plan and (ii) an additional 1,400,000 shares of our Common Stock that may be acquired by Company employees under the Savings Plan. On February 22, 2012, we filed an additional Registration Statement on Form S-8 (Reg. No. 333-179620) to register: (i) an additional 800,000 shares of our Common Stock that may be acquired by Company employees under the Savings Plan; and (ii) an additional 1,200,000 shares of our Common Stock that may be acquired by Company employees under the Thrift Plan. On March 13, 2015, we filed an additional Registration Statement on Form S-8 (Reg. No. 333-202723) to register: (i) an additional 1,200,000 shares of our Common Stock that may be acquired by Company employees under the Savings Plan; and (ii) an additional 300,000 shares of our Common Stock that may be acquired by Company employees under the Thrift Plan. Pursuant to General Instruction E to Form S-8, the contents of the Original Registration Statement, including the periodic and current reports that we filed with the Commission after the effectiveness of the Original Registration Statement, are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Any items in the Original Registration Statement not expressly changed hereby shall be as set forth in the Original Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Packaging Corporation of America (the “Company”) with the Commission are incorporated in this Registration Statement by reference:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 26, 2020;

(b) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 6, 2020;

(c) the Company’s Current Report on Form 8-K filed on February 28, 2020, the Company’s Current Report on Form 8-K/A filed on February 28, 2020, the Company’s Current Report on Form 8-K filed on April 28, 2020, other than the portions furnished under Items 2.02 and 9.01 thereof, and the Company’s Current Report on Form 8-K filed on May 6, 2020;

(d) the Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2018;

(e) the Thrift Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2018; and

(f) the description of the Company’s common stock, par value $0.01 per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of the Company’s Registration Statement on Form S-1, initially filed with the Commission on September 13, 1999 (Registration No.  333-86963), which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 15, 1999 (Registration No. 001-15399), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company and the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such Items), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters in connection with the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Kent A. Pflederer, Senior Vice President, General Counsel and Secretary of the Company. Mr. Pflederer is the direct beneficial owner of 51,113 shares of the Company’s Common Stock and the indirect beneficial owner of 3,693 shares of the Company’s Common Stock through the Savings Plan.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Packaging Corporation of America Thrift Plan for Hourly Employees and First Amendment of Packaging Corporation of America Thrift Plan for Hourly Employees (incorporated herein by reference to the Company’s Registration Statement on Form S-8 File No. 333-33176), filed on March 23, 2000).

4.2	Packaging Corporation of America Retirement Savings Plan for Salaried Employees (incorporated herein by reference to the Company’s Registration Statement on Form S-8 File No. 333-33176), filed on March 23, 2000).

5.1	Opinion of Kent A. Pflederer, Esq. (filed herewith).

5.2	Undertaking of the Company (incorporated herein by reference to Exhibit 5.2 to the Company’s Registration Statement on Form S-8 (Reg. No. 333-33176), filed on March 23, 2000).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of KPMG LLP (filed herewith)

23.3	Consent of KPMG LLP (filed herewith).

23.4	Consent of Kent A. Pflederer, Esq. (included in Exhibit 5.1).

24	Power of Attorney (set forth on the signature page of this Registration Statement).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on May 11, 2020.

PACKAGING CORPORATION OF AMERICA

By:	/s/ Kent A. Pflederer
Name:	Kent A. Pflederer
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark W. Kowlzan, Kent A. Pflederer and Robert P. Mundy, and each or any of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all additional registration statements pursuant to Instruction E to Form S-8 and any and all documents in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies, approves and confirms all that his or her said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 11, 2020.

Signature	Title

/s/ Mark Kowlzan Mark Kowlzan	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Robert P. Mundy Robert P. Mundy	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Pamela A. Barnes Pamela A. Barnes	Senior Vice President, Finance and Controller (Principal Accounting Officer)

/s/ Cheryl K. Beebe Cheryl K. Beebe	Director

/s/ Duane C. Farrington Duane C. Farrington	Director

/s/ Donna A. Harman Donna A. Harman	Director

/s/ Robert C. Lyons Robert C. Lyons	Director

/s/ Thomas P. Maurer Thomas P. Maurer	Director

/s/ Samuel M. Mencoff Samuel M. Mencoff	Director

/s/ Roger B. Porter Roger B. Porter	Director

/s/ Thomas S. Souleles Thomas S. Souleles	Director

/s/ Paul T. Stecko Paul T. Stecko	Director

/s/ James D. Woodrum James D. Woodrum	Director